Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Alpha Tau Medical Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, no par value per share, reserved for issuance pursuant to the Alpha Tau Medical Ltd. 2021 Share Incentive Plan (the “2021 Plan”)(3)	Other	2,764,200	$3.39	$9,370,638.00	0.00011020	$1,032.64
Equity	Ordinary shares, no par value per share, reserved for future issuance under the Alpha Tau Medical Ltd. 2021 Employee Share Purchase Plan (the “ESPP”)(4)	Other	691,050	$3.39	$2,342,659.50	0.00011020	$258.16
Total Offering Amounts					$11,713,297.50		$1,290.80
Total Fee Offsets							—
Net Fee Due							$1,290.80

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, no par value (“Ordinary Shares”) of Alpha Tau Medical Ltd. (the “Registrant”) that become issuable under the 2021 Plan and the ESPP by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 6, 2023.
(3)	Represents the additional Ordinary Shares reserved for issuance under the 2021 Plan resulting from an automatic annual increase as of January 1, 2023.
(4)	Represents the additional Ordinary Shares reserved for issuance under the ESPP resulting from an automatic annual increase as of January 1, 2023.